FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 29, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Starts Production from KSK Production Project

Salt Lake City, December 29, 2010 – FX Energy, Inc. (NASDAQ: FXEN) today announced the start of production from its KSK production project in Poland.  The KSK production project serves three wells: Sroda-4, Kromolice-1 and Kromolice-2.  The Sroda-4 well is providing the initial production, and is expected to produce approximately 4 million cubic feet of gas per day (mmcfg/d) gross during an initial plateau production phase of several years.  Production from the two Kromolice wells is scheduled to begin in approximately 60 days at a rate of approximately 10 mmcfg/d gross.  FX Energy owns 49% interest in all three KSK wells; the Polish Oil and Gas Company (PGNiG) operates and owns 51%.

“It is gratifying to see the start of production from our KSK project.  This is a terrific event for us as a company and for our expanding exploration and development program.  We expect our 49% share of the estimated 14 mmcfg/d gross production from these three wells will boost our company-wide production by more than 60%.  We also expect these production rates will be sustained over a several year plateau phase.  This will provide important and sustainable support for our exploration and development program over the next several years,” said David Pierce, president of FX Energy.

FX Energy also reported that the Company’s Lisewo well in western Poland is currently drilling at a depth of 3,708 meters.  Total depth of the well is planned for 3,950 meters.  FX Energy owns a 49% interest in the well; PGNiG operates and owns 51%

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.